EXHIBIT 99.1
CONTACTS: Mark Carter, VP Strategic Initiatives and Investor Relations Officer (704) 557-8386
IMMEDIATE RELEASE May 8, 2014

Snyder’s-Lance, Inc. Reports Results for First Quarter 2014

•	Reports 2014 first quarter net revenue of $437 million, a 4.4% increase over prior year

•	Reports 2014 first quarter earnings per diluted share of $0.26 excluding special items

•	Reports 2014 first quarter earnings per diluted share of $0.24 including special items

•	Declares quarterly dividend of $0.16 per share of common stock

Charlotte, NC, - May 8, 2014 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its first quarter of 2014.  Net revenue for the first quarter ended March 29, 2014 was $437 million, an increase of 4.4% compared to prior year net revenue of $419 million. Net income excluding special items in the first quarter of 2014 was $18.2 million, or $0.26 per diluted share, as compared to net income of $19.8 million for the first quarter of 2013, or $0.28 per diluted share. Net income including special items was $16.8 million for the first quarter of 2014, or $0.24 per diluted share, as compared to net income of $19.8 million for the first quarter of 2013, or $0.28 per diluted share. Special items for the first quarter of 2014 included after-tax charges of $1.4 million consisting primarily of an impairment charge and certain acquisition related costs. There were no special items in the first quarter of 2013.

Comments from Management
“Snyder’s-Lance is off to a good start in 2014. As we discussed in our last earnings call, we continued developing our core brands with stepped up investments to support the first quarter new products roll out by significantly increasing our spend over last year”, commented Carl E. Lee, Jr., President and Chief Executive Officer.  “In addition to these marketing initiatives, during the first quarter we introduced a substantial number of innovative new product offerings including Snyder’s of Hanover® Sweet and Salty pretzel pieces, Korn Kruncherstm and our successful line of Lance® Bolds sandwich crackers. Snyder’s of Hanover pretzels had strong growth, driven by the new products and innovation while we also expanded the distribution of our Cape Cod® kettle-cooked chips in the western regions of the country, helping to increase revenues substantially when compared to the first quarter of 2013. Just as exciting, we once again saw double-digit revenue growth and market share growth compared to the prior year for our Snack Factory® Pretzel Crisps® pretzel crackers and we have put in place robust marketing and development initiatives focused on our Lance® sandwich crackers. We continued to show growth in our Partner brand and Other product categories due to increased distribution.”

“I’m proud of how our team continues to drive our business, making Snyder’s-Lance a stronger company every day. As announced earlier this week, we have two important transactions in process as we look to acquire Baptista’s Bakery and sell our Private Brands to Shearer’s Foods. These two events are important steps along our overall strategic plan and are significant advancements in our drive to focus on branded products and on-trend product innovation. Credit for our success goes to our associates who are dedicated and hard working. I want to say “Thanks” for a good start to 2014, and look forward to the balance of 2014 with enthusiasm.”

Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 30, 2014 to stockholders of record at the close of business on May 22, 2014.

Estimates provided for 2014
The Company estimates remain unchanged with net revenue for the full year 2014 expected to be up 3% to 5% organically when compared to 2013. Earnings per diluted share are expected to increase between 10% and 16% compared to 2013 earnings per diluted share, excluding special items. Capital expenditures for 2014 are projected to be between $70 and $75 million as investments are made in plant improvements, quality, capacity and innovation. Once the pending transactions are closed, we will provide updated estimates for 2014.

Conference Call
Management will conduct a conference call and live webcast at 9:00 am eastern time on Thursday, May 8, 2014 to review the Company’s first quarter results as well as the recently announced agreement to sell Lance Private Brands to Shearer’s Foods and the recently announced agreement to acquire Baptista’s Bakery. The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com. To participate in the conference call, the dial-in number is (844) 830-1960 for U.S. callers or (315) 625-6883 for international callers. A continuous telephone replay of the call will be available between 3:00pm on May 8 and midnight on May 15. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 35042167. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company's products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, Quitos™ and Padrinos® brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions and statements regarding the Company’s pending acquisition of Baptista’s Bakery and the sale of its Private Brands to Shearer’s Foods, which are subject to a number of risks and uncertainties, including the ability of Shearer’s Foods to obtain financing to complete the purchase of Private Brands and our ability to generate revenues and earnings currently generated by Private Brands and cost reductions to offset overhead costs previously covered by Private Brands. Factors that could cause actual results to differ include general economic conditions; volatility in the price, or availability of inputs, including raw materials, packaging, energy and labor; price competition and industry consolidation; changes in our top retail customer relationships; failure to successfully integrate acquisitions; failure to close the announced transactions with Baptista’s Bakery and Shearer’s Foods, loss of key personnel; failure to execute and accomplish our strategy; concerns with the safety and quality of certain food products or ingredients; adulterated, misbranded or mislabeled products or product recalls; disruption of our supply chain or information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market our products effectively; reliance on distribution through a significant number of independent business owners; protection of our trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest and foreign currency exchange rate volatility and the interests of a few individuals who control a significant portion of our outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

SNYDER'S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
For the Quarters Ended March 29, 2014 and March 30, 2013

	Quarter Ended
(in thousands, except per share data)	March 29, 2014	March 30, 2013
Net revenue	$436,828	$418,572
Cost of sales	288,027	273,776
Gross margin	148,801	144,796

Selling, general and administrative	122,106	110,996
Impairment charges	1,000	—
Gain on sale of route businesses, net	(1,163)	(110)
Other income, net	(254)	(1,476)
Income before interest and income taxes	27,112	35,386

Interest expense, net	3,390	3,439
Income before income taxes	23,722	31,947

Income tax expense	6,911	12,039
Net income	16,811	19,908
Net (loss)/income attributable to noncontrolling interests	(5)	65
Net income attributable to Snyder’s-Lance, Inc.	$16,816	$19,843

Basic earnings per share	$0.24	$0.29
Weighted average shares outstanding – basic	69,997	68,992

Diluted earnings per share	$0.24	$0.28
Weighted average shares outstanding – diluted	70,771	69,839

Cash dividends declared per share	$0.16	$0.16

SNYDER'S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
As of March 29, 2014 and December 28, 2013

(in thousands, except share data)	March 29, 2014	December 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,638	$14,080
Accounts receivable, net of allowances of $1,396 and $1,579, respectively	152,604	144,988
Inventories	123,929	113,750
Prepaid income taxes	5,072	9,094
Deferred income taxes	14,990	15,391
Assets held for sale	13,036	15,314
Prepaid expenses and other current assets	24,047	23,649
Total current assets	339,316	336,266

Noncurrent assets:
Fixed assets	353,709	349,256
Goodwill	535,757	537,141
Other intangible assets, net	517,775	519,669
Other noncurrent assets	21,726	22,262
Total assets	$1,768,283	$1,764,594

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$17,291	$17,291
Accounts payable	67,991	54,510
Accrued compensation	22,085	29,792
Accrued casualty insurance claims	6,262	6,262
Accrued selling and promotional costs	13,922	13,257
Other payables and accrued liabilities	27,837	25,092
Total current liabilities	155,388	146,204

Noncurrent liabilities:
Long-term debt	470,760	480,082
Deferred income taxes	190,146	190,393
Accrued casualty insurance claims	6,027	5,567
Other noncurrent liabilities	21,459	24,448
Total liabilities	843,780	846,694

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.83 1/3 par value. Authorized 110,000,000 shares; 70,079,148 and 69,891,890 shares outstanding, respectively	58,397	58,241
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	767,860	765,172
Retained earnings	90,760	85,146
Accumulated other comprehensive income	8,321	10,171
Total Snyder’s-Lance, Inc. stockholders’ equity	925,338	918,730
Noncontrolling interests	(835)	(830)
Total stockholders’ equity	924,503	917,900
Total liabilities and stockholders’ equity	$1,768,283	$1,764,594

SNYDER'S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended March 29, 2014 and March 30, 2013

	Quarter Ended
(in thousands)	March 29, 2014	March 30, 2013
Operating activities:
Net income	$16,811	$19,908
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	14,654	14,778
Stock-based compensation expense	1,514	1,181
Loss/(gain) on sale of fixed assets, net	136	(510)
Gain on sale of route businesses	(1,163)	(110)
Impairment charges	1,000	—
Deferred income taxes	154	1,353
Provision for doubtful accounts	363	852
Changes in operating assets and liabilities	(7,870)	(9,977)
Net cash provided by operating activities	25,599	27,475

Investing activities:
Purchases of fixed assets	(17,242)	(18,572)
Purchases of route businesses	(4,393)	(11,142)
Proceeds from sale of fixed assets	165	1,600
Proceeds from sale of route businesses	6,364	4,528
Net cash used in investing activities	(15,106)	(23,586)

Financing activities:
Dividends paid to stockholders	(11,202)	(11,043)
Issuances of common stock	2,481	4,567
Repurchases of common stock	(1,152)	(703)
Repayments of long-term debt	(4,062)	(8,652)
Net (repayments)/proceeds from existing credit facilities	(5,000)	14,935
Net cash used in financing activities	(18,935)	(896)

Effect of exchange rate changes on cash	—	(185)

(Decrease)/increase in cash and cash equivalents	(8,442)	2,808
Cash and cash equivalents at beginning of period	14,080	9,276
Cash and cash equivalents at end of period	$5,638	$12,084

Supplemental information:
Cash paid for income taxes, net of refunds of $- and $30, respectively	$3,795	$10,196
Cash paid for interest	$2,126	$2,700

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Quarters Ended March 29, 2014 and March 30, 2013

(in thousands, except share data)	Net of Tax	Per Diluted Share
Quarter Ended March 29, 2014
Net income attributable to Snyder’s-Lance, Inc.	$16,816	$0.238

Impairment charges	631	0.009
Self-funded medical insurance claim	564	0.008
Professional fees	214	0.003

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$18,225	$0.258

Quarter Ended March 30, 2013
Net income attributable to Snyder’s-Lance, Inc.	$19,843	$0.284

* No special items in the first quarter of 2013	—	—

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$19,843	$0.284